Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Increases Stock Repurchase Authorization

Repurchase program will have $500 million in availability for repurchases through December 31, 2023

Scottsdale, Ariz., May 31, 2022—Taylor Morrison Home Corporation (NYSE: TMHC) today announced that its Board of Directors authorized an increase in the amount available for repurchases of its common stock to $500 million from $250 million previously. Repurchases of the Company’s common stock under the program may occur from time to time in open market purchases, privately negotiated transactions or other transactions through December 31, 2023.

“The increase in our share repurchase authorization provides us with enhanced flexibility to create value for our shareholders and reinforces the meaningful opportunity we see in our equity,” said Chairman and Chief Executive Officer Sheryl Palmer. “Enabled by our strong cash flow generation and solid balance sheet, our disciplined capital allocation philosophy prioritizes investing in our business for future growth, managing our leverage position and opportunistically returning excess capital to shareholders.”

Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury, and 55-plus active lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison, and Christopher Todd Communities built by Taylor Morrison. From 2016-2022, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

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